EXHIBIT 99.3

Payoff Letter

March 27, 2008

Texada Ventures Inc.

Suite 720-999 West Broadway

Vancouver, British Columbia V5Z 1K5

Canada

Ladies and Gentlemen:

Reference is made to (a) the Loan Agreement, dated as of October 18, 2006 (the “Loan Agreement”), between Texada Ventures Inc., a Nevada corporation (“Borrower”), and John Veltheer, an individual (“Lender”), pursuant to which Lender agreed to loan US$50,000 (the “Principal Amount”) to Borrower at a rate equal to 12% per annum, payable on October 18, 2007 (the “Loan”); (b) the Promissory Note evidencing the Loan, dated as of October 18, 2006 (the “Promissory Note”), issued by Borrower to Lender; and (c) the Loan Extension Agreement, dated as of November 8, 2007 (the “Loan Extension Agreement”, and together with the Loan Agreement and the Promissory Note, the “Loan Documents”), pursuant to which Borrower and Lender agreed to extend the maturity date of the Promissory Note to October 18, 2008 in consideration for the payment by Borrower to Lender of US$6,000 constituting the interest due under the Promissory Note as of October 18, 2007.

Lender hereby acknowledges that upon receipt of US$58,500, constituting the Principal Amount and all accrued interest as of March 18, 2008 (the “Payoff Date”), all of the outstanding obligations of Borrower under the Loan Documents will have been paid, satisfied and discharged in full as of the Payoff Date, and that on the Payoff Date, all of the terms, covenants and provisions of the Loan Documents will have been terminated and shall be of no further force or effect. This Payoff Letter shall be governed by and construed in accordance with the laws of the State of Nevada, without regards to conflict of laws rules of such jurisdiction.

Very truly yours,

/s/ John Veltheer

John Veltheer

Accepted and Agreed on March 27, 2008:

TEXADA VENTURES INC.

By: /s/ John Veltheer
Name: John Veltheer
Title: President, Secretary and Treasurer